Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION ANNOUNCES SIGNIFICANT BAKKEN DISCOVERIES, ACCELERATED WILLISTON BASIN DRILLING PROGRAM, PLANNED THREE FORKS TESTS AND UPDATES 2008 CAPITAL EXPENDITURE BUDGET
Austin, TX — July 15, 2008 — Brigham Exploration Company (NASDAQ: BEXP) announced the successful completion of its Mrachek 15-22 1H well, located west of the Nesson Anticline, at an early flowing production rate of approximately 727 barrels of oil equivalent per day. The company also announced the successful completion of its first well in its North Stanley area of Mountrail County ND, the Johnson 33 #1H, at an early peak flowing rate of 618 barrels of oil equivalent per day. In addition, the company announced that completion operations are underway on two other Mountrail County Bakken wells, two significant Parshall/Austin area wells are currently drilling, and that at least one Three Forks well is planned for the second half of 2008 in Mountrail County. Further, Brigham Exploration Company is picking up a second operated rig in August to further accelerate its drilling program in the Williston Basin on both sides of the Nesson Anticline.
SIGNIFICANT WELLS RECENTLY COMPLETED, COMPLETING, DRILLING OR PREPARING TO DRILL

Resource Plays	Objective	WI%	NRI	Status / Comments
Mrachek 15-22 #1H	Bakken	100%	79%	McKenzie County N.D. well’s initial 24 hr rate 659 Bo & 407 Mcfg per day on May 14th, recently flowing ~180 to 220 barrels of oil equivalent, putting on pump
Johnson 33 #1H	Bakken	38%	30%	Completing N. Stanley Area well early rate of 618 Boepd, flowing average ~560 Boepd over the last 3 days
Manitou State 36 #1H	Bakken	100%	81%	Completing Ross Area well, initial rate 305 Boepd, installing pump
Carkuff 22 #1H	Bakken	67%	55%	Completing Ross Area well with frac scheduled for mid July, results in August
Kvamme 2 #1H	Bakken	50%	40%	Drilling 1st operated Parshall/Austin Area well, results late August
Slawson Payara#1-21H	Bakken	18%	14%	Drilling Slawson operated well ~ 3 miles west of Parshall Field, results in August
EOG Austin 25-35 1H	Bakken	25%	20%	Reported July spud of Parshall/Austin Area offset to EOG Austin 8-26H with reported IP of 3,060 Bopd
Wayzetta 13-01H	Bakken	25%	20%	Reported August spud of Parshall/Austin Area well near EOG Austin 8-26H
Williams Cnty Well	Bakken	59%	47%	Planned August spud of well west of Nesson Anticline in ~100,000 acre block between Field & Erickson
McKenzie Cnty Well	Bakken	64%	50%	Planned September spud of well west of the Nesson Anticline in ~100,000 acre block northeast of Mrachek
Adix 25 #1H	Three Forks	32%	26%	Planned August spud of Three Forks test in Ross Area, results in November
Afseth 34 #1-H	Bakken or Three Forks	41%	33%	Planned September spud of Bakken or/and Three Forks test in North Stanley Area, results in October
Southern Ext. Well	Bakken	100%	85%	Planned October spud in southern extensional area where Brigham controls over 31,000 net acres

Conventional Wells	Objective	WI%	NRI	Status / Comments
SL 18826 #1	Miocene	50%	39%	Main Pass well production tested at 15.4 MMcfgd, expected to produce 15-20 MMcfgd in late August
SL 19312 #1	Miocene	50%	38%	Completing Chandeleur Sound well that encountered 24’ apparent pay offsetting producer, prod’n test late July
SL 19054 #1	Miocene	50%	38%	Currently drilling 3rd JV well at Breton Sound, testing amplitude attribute @ total depth ~8,000’
BLM 013045 #1	Miocene	50%	38%	Planned September spud of 4th JV well at Romere Pass, testing amplitude attribute @ total depth ~8,000’
Cotten Land #5	Miocene	43%	33%	Planned August spud of acceleration well developing behind pipe pay in Cotten Land #3
Harrison Unit #1	Melbourne	33%	25%	Planned 3rd quarter spud of development well offsetting producer in Matagorda County
Cary Sr. Estate #1	Oligocene	40%	29%	Currently completing
Richardson 30 #1	Red River	74%	56%	2nd Consecutive Red River discovery tested with initial rate of 168 Bopd, currently ~102 Bopd

Second Rig Commencing in August to Accelerate Williston Basin Development Leading to an Expanded 2008 Capital Expenditure Budget — Brigham is accelerating its Williston Basin Bakken drilling program by commencing its second operated rig line during August. Current plans include drilling two consecutive horizontal Bakken wells west of the Nesson Anticline in McKenzie and Williams Counties, North Dakota, capitalizing on the apparent success achieved with the Mrachek 15-22 #1H well which utilized the swell packer completion technology that has been successfully employed in Mountrail County. As a result of Brigham’s acceleration in its 2008 drilling program and existing and planned acreage acquisitions in the Williston Basin, exploration and development capital expenditures in the Williston Basin are expected to increase to $109 million in 2008, relative to the originally budgeted $48 million. Brigham’s overall capital expenditure budget is expected to increase to $189 million from the originally budgeted $134 million.
Bud Brigham, the Chairman, President and CEO stated, “Given the drilling successes we’ve enjoyed thus far in the horizontal Bakken play, and the encouragement provided by other objectives such as the Three Forks and the Red River, we’re very excited to be accelerating our Williston Basin drilling program. Our acreage position in the Williston Basin continues to grow and we currently control approximately 293,000 net acres. All of this acreage is potentially prospective for the Bakken, the Three Forks and other plays such as the Red River. We now control approximately 93,000 net acres east of the Nesson Anticline in Mountrail County and the surrounding area, which assuming 320 acre spacing provides us with the potential to drill approximately 290 net wells. West of the Nesson Anticline in Williams and McKenzie Counties, North Dakota, we now control approximately 100,000 net acres, with another approximate 100,000 net acres across the state line in Roosevelt and Sheridan Counties, Montana. Assuming 640 acre spacing, this acreage west of the Nesson Anticline provides us with the potential for the drilling of 312 net locations. In total, we have the potential to drill approximately 602 net horizontal wells in the Williston Basin. Given our size, we believe this is the most impactful acreage position of any public company in the play, and that we’re in the very early stages of a multi-year period of meaningful growth in reserves and net asset value in this basin. Looking out into 2009, we have begun to lay the foundation to further accelerate our Williston Basin drilling program, potentially taking us to five Brigham operated rigs by the end of 2009.”
Mrachek Bakken Discovery, McKenzie County, North Dakota — Brigham successfully sidetracked and completed the Mrachek 15-22 #1H utilizing swell packers at an initial rate of 659 barrels of oil and 407 Mcf of natural gas per day on May 14th. Over a sixteen day period during the second half of May the well averaged approximately 331 barrels of oil equivalent per day. Since that time the well has been periodically shut in, but was recently brought back on line and was flowing approximately 166 barrels of oil and 115 Mcfg per day. In the next two weeks Brigham expects to have a pumping unit installed.
In 2006, Brigham drilled the original Mrachek well, but due to operational problems the well was never stimulated. Also during 2006, Brigham drilled the Field 18-19 1H and Erickson 8-17 1H, which produced at initial rates of roughly 200 barrels of oil per day, and are currently estimated to ultimately produce 100,000 to 165,000 barrels of oil. Two other wells, drilled in the area by another operator in 2005 and early 2006, had comparable early production rates. Staged stimulations, such as with swell packers, were not utilized on any of these 2005 and 2006 wells.
Bud Brigham, the Chairman, President and CEO stated, “We’re very encouraged with the results thus far for our Mrachek 15-22 #1H well west of the Nesson Anticline. Based on its flow back performance it appears to be comparable, or possibly superior, to the wells we’ve drilled in our Ross Area east of the Nesson Anticline. We currently expect our Ross Area wells to average between 200,000 and 400,000 barrels of cumulative oil production. At current prices and costs these wells could generate potential rates of return of 25% to 95%. As we had expected, the staged stimulations with the swell packers appear to be generating improved performance, particularly relative to the prior wells drilled in the area during 2005 and 2006. We’re looking forward to drilling two additional 2008 wells on our approximate 100,000 net acres in the area beginning in August. Further, we also have roughly 100,000 net acres across the state line in Roosevelt and Sheridan Counties, Montana, which we believe are also prospective for the Bakken. We plan to acquire a proprietary 3-D survey over a portion of this area in 2008 and will likely drill a horizontal Bakken well either later this year or early in 2009.”
Mountrail County Bakken Completions — Brigham successfully drilled and is currently completing its first well in the North Stanley area. The Johnson 33 #1H initially flowed oil intermittently as production was apparently hampered by numerous sand plugs in the borehole. Subsequent to a portion of the lateral being cleaned out, the well flowed at an early peak rate on July 11th of approximately 568 barrels of oil and 300 Mcf of natural gas per day, and over the last three days the well has generated an average flow rate of approximately 515 barrels of oil and 267 Mcf of natural gas per day.

Brigham expects to commence its second North Stanley area well, the Afseth 34 #1-H, located in section 34 of T158N-R91W, in September. The Afseth 34 #1-H may target the Bakken, the Three Forks, or both formations. Brigham controls approximately 5,800 net acres in the North Stanley Area, and could potentially drill up to 18 net wells in the area, assuming 320 acre spacing.
Bud Brigham stated, “Though it’s early, at this point the Johnson 33 #1H appears to be our strongest producer to date. We had drilled only four of the nine frac sleeves out and drilled through numerous sand plugs when the well kicked off flowing, and as a result the outer portion of the lateral may not be contributing. In addition to the apparent Bakken reserves we’ve established in the North Stanley area, we believe the Three Forks formation likely provides incremental reserves for development, as apparently do other operators who are actively drilling Three Forks wells in the area. We will likely finalize our plans for the Afseth 34 #1-H soon, and the well could possibly test both the Three Forks and the Bakken objectives.”
Brigham successfully completed its third Ross Area well, the Manitou State 36 #1H. The Manitou State 36 #1H produced at an initial rate of approximately 272 barrels of oil and 200 Mcf of natural gas per day in June, and is currently being put on pump. Also in the Ross Area, the company is currently completing the Carkuff 22 #1H, with results expected in late August. Brigham controls approximately 27,000 net acres in the Ross Area.
Mountrail County Parshall/Austin Area Drilling — Brigham has significant working interests in two Parshall/Austin area wells that are currently drilling, with two additional wells expected to commence by late August. Brigham is operating the drilling of the Kvamme 2 #1H, located in Section 2 of T155N-R90W, with a 50% working interest. Results for the Kvamme 2 #1H are expected in August. Brigham is participating in the currently drilling Slawson Payara #1-21H with an 18% working interest. The Slawson Payara #1-21H is located in section 21 of T152N-R91W, approximately three miles west of the Parshall Field. Results for the Slawson Payara #1-21H well are also expected in August.
In late July, EOG is reportedly planning to commence the EOG Austin 25-35H, in section 35 of T154N-R90W. Brigham retains a 25% working interest in this well, which is a south offset to EOG’s 3,060 barrel of oil per day Austin 8-26H well. One mile to the southeast of the EOG Austin 25-35H, Brigham also expects to retain a 25% working interest in the EOG operated Wayzetta 13-01H in section 1 of T153N-R90W. The EOG Wayzetta 13-01H is reportedly expected to commence in mid August. Brigham controls approximately 8,700 net acres in the Parshall/Austin Area.
Planned Ross Area Horizontal Three Forks Well — In August, Brigham plans to commence the Adix 25 #1H as its first horizontal Three Forks test in the Ross Area. The Adix 25 #1H is planned to be drilled in section 25 of T155N-R92W, with results expected in late November.
Bud Brigham stated, “The growing number of successful horizontal Bakken wells completed in Mountrail County has further delineated the attractive economics of the horizontal Bakken play, and we expect these economics to improve over time. At the same time, given the apparent fracturing in both the Bakken and Three Forks intervals, the thickness of the Lower Bakken Shale source rock, and the stratigraphic attributes of the Three Forks in the area, we believe the Three Forks provides incremental reserve potential to the increasingly proven Bakken in the Mountrail County area. It’s likely we’ll drill additional Three Forks wells to evaluate its potential in the other areas where we control acreage, including our roughly 200,000 net acres west of the Nesson Anticline.”
Bud Brigham continued, “Due to the acceleration of our operated drilling program in the Williston Basin, and that of the other operators in the play, we now expect to participate in an estimated 56 gross wells in 2008 Mountrail County. This drilling provides us with the potential to prove up an estimated 100 gross, or 26 net locations by year-end 2008 in Mountrail County alone. In addition, in our southern extensional area, and in Williams and McKenzie Counties, North Dakota, we now estimate that we have the potential to prove up an additional 11 gross, or 9 net locations this year. In total, we now estimate that we have the potential to prove up 111 gross, or 35 net Williston Basin Bakken and Three Forks locations during 2008, setting us up for a potentially very substantial year for total proved reserve growth with attractive finding costs.”
About Brigham Exploration
Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore for and develop onshore domestic oil and natural reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

Forward Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward looking statements may be expressed differently. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300